Exhibit 99.1

NEWS RELEASE

IMMUNOMEDICS APPOINTS BARBARA G. DUNCAN TO BOARD OF DIRECTORS

Morris Plains, N.J., March 7, 2019 -— Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today announced the appointment of Barbara G. Duncan to the Company’s Board of Directors and as the Chairperson of the Audit Committee. Ms. Duncan has over 30 years of financial leadership experience, of which 17 are in the life sciences industry.

“We are honored to have Barbara join our Board. Barbara is an experienced Board director and a seasoned biotech executive with deep experience in corporate and financial strategy, and financial operations. Barbara will bring an extraordinary perspective to the Audit Committee, while overseeing financial discipline and enterprise risk management,” said Behzad Aghazadeh, Executive Chairman of Immunomedics.

Ms. Duncan previously served as Chief Financial Officer and Treasurer at Intercept Pharmaceuticals, Inc.  Prior to her leadership role with Intercept, Ms. Duncan was Chief Financial Officer and then Chief Executive Officer at DOV Pharmaceutical Inc., which was sold to Euthymics Bioscience, Inc. in 2010.

“I am excited to join Immunomedics at this critical juncture as the Company is transitioning into a fully-integrated biopharmaceutical company,” said Ms. Duncan. “I look forward to working closely with the Board to unlock the full potential of sacituzumab govitecan for the benefit of patients.”

Ms. Duncan currently serves on the Board of Directors of Aevi Genomic Medicine, Inc., Adaptimmune Therapeutics, plc, Jounce Therapeutics, Inc., ObsEva SA, and OVID Therapeutics Inc. She received a M.B.A. from the Wharton School, University of Pennsylvania and a B.S. from Louisiana State University.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the timing or outcome of  our anticipated meeting with the FDA to discuss the Complete Response Letter received in response to our BLA for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer (mTNBC) who have received at least two prior therapies for metastatic disease, and expectations for the related

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resubmission, the FDA re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan, potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet pre- or post-approval compliance obligations; imposition of significant post-approval regulatory requirements on our product candidates, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Dr. Chau Cheng	Lauren Wood
(973) 531-9123	(973) 531-9287
ccheng@immunomedics.com	lwood@immunomedics.com

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